Media General, Inc., P.O. Box 85333 Richmond, Virginia 23293-0001 (804) 649-6029
                                                              FAX (804) 649-6898


MEDIA
GENERAL

                                             Exhibit 5

George L. Mahoney                            November 22, 1996
General Counsel & secretary


Media General, Inc.
333 East Grace Street
Richmond, Virginia 23219

Gentlemen:

         I have acted as counsel for you in connection with a registration statement (Form S-8) to be filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, relative to 1,000,000 sharer. of your Class A Common Stock (the "Shares") subject to purchase pursuant to the Thrift Plan Plus for Employees of Media General Inc, (the "Plan"). The Plan also registers an indeterminate amount of interests to be offered or sold by the Plan. As such, I have examined the registration statement, all exhibits filed therewith or incorporated therein by reference, and such other documents as I deemed necessary in order to render this opinion.

         Based on this examination I am of the opinion that the Shares and Plan interests to be registered under such registration statement have been duly and validly authorized and, when issued upon the terms set forth in the above mentioned registration statement, will be legally issued, fully paid and non-assessable. The foregoing opinion is contingent upon said registration statement becoming effective.

         I am also of the opinion that the provisions of the written documents constituting the Plan comply with the requirements of the Employee Retirement Income Security Act pertaining to such provisions.

         I hereby consent to the use of this opinion as an exhibit to such registration statement.

                                   Very truly your,


                                   /s/ George L. Mahoney
                                   ----------------------
                                   George L. Mahoney




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